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                         October 6, 2022

       John G. Morikis
       Chairman and Chief Executive Officer
       Sherwin-Williams Co.
       101 West Prospect Avenue
       Cleveland, OH 44115

                                                        Re: Sherwin-Williams
Co.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 9, 2022
                                                            File No. 001-04851

       Dear John G. Morikis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program